Exhibit 5
                                         December 23, 1997




First Empire State Corporation
One M&T Plaza
Buffalo, New York  14240

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of First Empire State Corporation (the "Corporation") related to the registration of 15,000 shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"), and the Deferred Compensation Obligations which are to be offered or sold pursuant to the First Empire State Corporation Deferred Bonus Plan (the "Plan").

         I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

         Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated, I am of the opinion that:

         (i) the 15,000 shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable; and

         (ii) the Deferred Compensation Obligations, when issued by the Corporation in the manner provided pursuant to the Plan, will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of the Plan, subject, as to enforcement, (x) to bankruptcy, insolvency, reorganization, readjustment of debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights generally, and (y) to general principles of equity, whether such enforcement is considered in a proceeding at equity or law.


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         I consent to the filing of this opinion as Exhibit 5 to the
         Registration Statement.

                                         Very truly yours,


                                         /s/ Richard A. Lammert
                                        -----------------------------------
                                        Richard A. Lammert, Esq.
                                        Senior Vice President and
                                        General Counsel